Exhibit 10.3(a)

AMENDMENT 2004-1

NATIONWIDE HEALTH PROPERTIES, INC.

DEFERRED COMPENSATION PLAN

WHEREAS, Nationwide Health Properties, Inc. (the “Company”) maintains the Nationwide Health Properties, Inc. Deferred Compensation Plan (the “Plan”); and

WHEREAS, pursuant to Section 9.1 of the Plan, the Compensation Committee under the Plan has the right to amend the Plan; and

WHEREAS, the Compensation Committee desires to amend the Plan to (1) provide an explicit rule for the timing of a participant’s election of a lump sum or installment benefit, (2) provide that payments may be made in installments over up to twenty years (an increase from ten years, (3) allow the implementation of a more flexible system for permitting Participants to designate Investment Options, and (4) expressly provide for the timing of benefit payments to R. Bruce Andrews in light of his retirement agreement with the Company,

NOW, THEREFORE, the Plan is hereby amended as follows:

1. The first paragraph of Section 7.2 is amended to read as follows:

“A Participant may elect, in writing, a method of payment of his benefits. Such election must be made as least one year prior to the date the Participant or the Participant’s beneficiary becomes entitled to payment of his Account under Section 7.1. If a Participant does not timely designate the method of payment, then the payment shall be made in a lump sum. A Participant may change his or her election of the method of payment elections to further defer distributions (for example, from a lump sum to installments or from installments to installments over a longer period), provided that his or her election is made at least one year prior to the date distributions would commence under Section 7.1. A Participant may not change his or her form of payment election to accelerate distributions, except as expressly provided by applicable law.”

2. Clause (ii) of the first sentence of the second paragraph of Section 7.2 is amended to read as follows:

“(ii) in annual installments over a period no less than three and no more than twenty years as specified by the Participant or Beneficiary”

3. Section 5.4 is amended by adding the following to the end of the section:

“The Plan Committee may (but is not required to) implement one or more additional Investment Options, including an Investment Option that would permit a Participant to designate that his or her Investment Return shall be determined according to the securities specified by the Participant. The Plan Committee may impose such restrictions on such Investment Option as the Plan Committee determines from time-to-time are necessary or appropriate, including but not limited to restrictions on the types of securities that may be specified, the frequency with which changes to such securities may be made, and the notification method and notification period required to change the specified securities.”

4. The following appendix is hereby added to the Plan:

“Appendix regarding payments to R. Bruce Andrews.

Notwithstanding Section 7.2, the payments under the Plan to R. Bruce Andrews (“Mr. Andrews”) shall be payable in annual installments over a period of twenty years, commencing May 1, 2004 or as soon thereafter as feasible. The amount of the first annual installment shall be the amount estimated to provide for twenty equal annual payments of Mr. Andrews’ Account, determined by estimating the Investment Equivalent with respect to the Account for the period of such payments. The second through nineteenth installment shall each be determined by re-amortizing the actual remaining unpaid balance of Mr. Andrews’ Account (based upon the actual returns of the Investment Equivalent) and re-determining the estimated future Investment Equivalents. The twentieth installment shall be the entire unpaid balance of Mr. Andrew’s Account. In the event Mr. Andrews should die prior to the completion of the above payments, his entire unpaid Account shall be distributed as soon as administratively feasible to his Beneficiary.

During the period for which installment payments are made, Mr. Andrews shall have the right to designate which Investment Option(s) shall apply to the unpaid portion of his Account.”

IN WITNESS WHEREOF, this amendment is hereby adopted this first day of June, 2004.

NATIONWIDE HEALTH PROPERTIES, INC.

By	/s/ Mark L. Desmond
Mark L. Desmond

Its Senior Vice President and Chief Financial Officer

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